Exhibit 16




                                                Arthur Andersen LLP
                                                1601 Market Street
                                                Philadelphia PA 19103-2499
                                                Tel 267 675 6000
                                                www.andersen.com

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 30, 2002

Ladies and Gentlemen:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 30, 2002 of the Air Products Retirement Savings and Stock Ownership Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


Copy to:
Mr. John R. Owings
Vice President and Chief Financial Officer
Air Products and Chemicals, Inc.